UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SOTHEBY'S
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FOR IMMEDIATE RELEASE

Leading Independent Proxy Advisory Firm Glass Lewis Recommends
Sotheby’s Shareholders Elect ALL 12 of Sotheby’s Director Nominees By Voting the GREEN Proxy Card

Glass Lewis Recommends Shareholders “Do Not Vote” For Any of Third Point’s Nominees

NEW YORK, 24 April 2014 – Sotheby’s (NYSE: BID) today announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, has recommended that Sotheby’s shareholders vote “FOR” ALL 12 of Sotheby’s director nominees on the GREEN proxy card at the Company’s 2014 Annual Meeting of Shareholders to be held on 6 May 2014.

In its 24 April 2014 report, Glass Lewis affirmed the Board’s belief that Sotheby’s has the right Board, the right team, and the right strategy to continue building shareholder value1:
•	“The Company has implemented positive operational, governance and capital allocation initiatives in recent months and years.”

•	“As a result, overall, we view Sotheby's as a company that is addressing its challenges and heading in the right direction under the current board and management team.”

•	“Further, rather than appearing ‘asleep at the switch,’ as Third Point claims, the Company has been responsive to changing market dynamics and active in pursuing growth opportunities.”

In recognizing that Sotheby’s Board is independent, engaged and committed to serving the interests of ALL Sotheby’s shareholders, Glass Lewis stated:

•
“We also note that the board is largely independent; 10 of management's 12 nominees are independent and the board has a lead independent director. In our view, the Sotheby's board isn't one that exhibits hallmarks of entrenchment, self dealing or poor corporate governance. Rather, it appears shareholders have more cause to believe the board's statement that each director is dedicated to representing the interests of all stockholders.”

•
“Some of the Company's recent governance changes may have been pushed on, at least in part, by the Dissident's campaign, but we note that many of the reforms, including board renewal, the appointment of a lead independent director and changes to compensation policies and disclosure, were already in motion prior to the Dissident's campaign.”

In recognizing that Sotheby’s director nominees bring the experience and skills necessary to continue driving shareholder value, Glass Lewis stated:

•
“We believe Sotheby's has made a compelling case that its nominees posses[s] an appropriate mix of experience, qualifications, diversity and perspectives, combining in such a manner that shareholders can reasonably expect the board, as currently constructed, to be capable of working with management in order to develop, implement and execute strategies to enhance shareholder value. Collectively, the current board has relevant experience in luxury goods and brands, art world relationships, digital, advertising and media, client service, real estate, capital markets, capital allocation and leading and growing public and private companies, among other areas.”

•
“In light of these moves, we believe Sotheby's has taken appropriate action to ensure the Company has a balance of experienced directors who are familiar with the Company and also qualified directors who bring a fresh perspective to the boardroom to help foster the generation of new ideas and business strategies.”

In echoing Sotheby’s sentiment that change is not warranted and that Third Point’s nominees add no relevant expertise that is not already effectively represented on the Sotheby’s Board, Glass Lewis stated:

•
“We believe the Dissident has fallen short of our first criterion by not making a compelling case that board change is warranted at this time. In addition, we don't believe the replacement of the targeted management nominees with the Dissident's nominees would net a significant incremental gain of relevant experience or expertise in an amount that would justify supporting the election of the Dissident's nominees.”

Regarding Sotheby’s concerns whether Mr. Loeb would serve the long-term interest of ALL shareholders, Glass Lewis states:

•
“Further, like the Company, we also believe shareholders could fairly question Mr. Loeb's commitment to a long-term directorship, if elected, given that his average tenure as a public company director has been between one and two years.”

Regarding the Board’s commitment to cost control and expense discipline, Glass Lewis stated:

•
“From 2007 to 2013, the Company notes that adjusted total expenses increased only 0.5% per year despite the Company's significant investments in globalization and growth strategies. In that context, we tend to side with the Company in believing that, while further expense discipline could be pursued in order to enhance profitability, Sotheby's doesn't appear to have a significant, unruly expense problem at the moment. This conclusion is supported by the fact that commission margins, EBITDA margins and net income margins all remain in line with their respective long-term averages.”

•
“In our view, the Company's actions and financial results to date are consistent with the Company's notion that the board and management are focused on expense control while managing the capital needs of a cyclical business with prudent fiscal discipline, executing a strategy to drive continued growth and profitability.”

•
“The board and management team have also demonstrated that they recognize the need to maintain a cost discipline and to apply a detailed framework to capital allocation decisions, with a goal of enhancing profitability and future shareholder returns. In light of these encouraging signs, we believe the Company is on the right track under the direction of the current board.”

In discussing Sotheby’s solid operating performance and growth initiatives, Glass Lewis stated:

•
“Further, we find that Sotheby's has performed reasonably well in recent years from an operational standpoint, generating margins consistent with long-term averages, while at the same time investing in key areas for future growth and performance.”

•
“Along with the Company's current and expected cost savings initiatives, Sotheby's has taken a number of other actions to improve the Company's future financial performance. Those include making investments in key growth areas, such as emerging markets, private sales, online sales and financial services -- all areas where the Company continued to see growth in 2013. As a result, we believe the board and management team have been responsive and active in addressing the Company's operational challenges and seeking to capitalize on growth opportunities.”

Regarding Sotheby’s new Capital Allocation and Financial Policy Plan, Glass Lewis stated:

•
“In an effort to boost total shareholder returns, Sotheby's recently announced a capital allocation plan, in which it returned $300 million of excess capital to shareholders via a special dividend, authorized a $150 million share repurchase program and established a detailed financial policy framework with clear financial return hurdles for future investment decisions and returns of excess capital to shareholders on an annual basis.”

•	“We view the plan as a very positive development and note that it was well received by shareholders, including the Dissident, as well as Wall Street analysts.”

•	“We approve of the board's disciplined capital allocation plan and reinforced commitment to return excess capital to shareholders, both of which should enhance total returns for shareholders.”

Recognizing the Board’s effective value creating actions and record of engagement, Glass Lewis stated:

•
“Given the board's willingness to engage with shareholders, including the Dissident, its responsiveness to the identification of operational and governance concerns and the improvements that the board has implemented on both fronts, particularly the new capital allocation strategy, the beginning of a cost reduction effort, governance reforms and the addition of new board members, we believe the current board is acting appropriately and effectively in pursuing the creation of additional value for all shareholders.”

•
“In our view, the Sotheby's board has been responsive to shareholder concerns and has implemented governance and operational improvements that should position the Company for enhanced performance going forward.”

•
 “In light of the generally positive corporate governance practices and policies in place at Sotheby’s, despite a limited number of areas in need of additional improvement, we tend to view Sotheby's in its current state positively from a governance perspective. Our endorsement follows the recent actions of the board whereby after shareholders voiced concerns or as a result of other circumstances the board recognized certain of its governance shortcomings and responded by instituting reforms or otherwise enhancing the board and the Company's governance policies.”

•
“On the topic of governance, we also view the Company's willingness to engage with Third Point during the buildup to this proxy contest as a reflection of good corporate governance. Sotheby's appears to have acted in good faith, meeting in person with Mr. Loeb on multiple occasions during an 8-month period, discussing Third Point's concerns and soliciting feedback from Third Point on the Company's capital allocation strategy before publicly announcing it. The Company attempted to work constructively with Mr. Loeb, going as far as to offer him a single seat on the board in order to avoid a proxy contest. Overall, the board's actions are not indicative of an entrenched board, but rather one that takes shareholder feedback seriously and implements initiatives that the board believes will address concerns and enhance shareholder value.”

Recognizing Sotheby’s commitment to sound corporate governance policies and practices, Glass Lewis stated:

•
“Stepping back, we see at Sotheby's a number of positive corporate governance policies and practices: annual director elections; a majority vote standard in uncontested elections; mandatory retirement guidelines for non-management directors; a functional lead director role; guidelines to support direct shareholder engagement; updated director stock ownership guidelines; and evaluations of individual director performance and the contributions of board committees.”

Commenting on the Glass Lewis report, Sotheby’s issued the following statement:

We are pleased that Glass Lewis supports the election of ALL of Sotheby’s highly qualified and experienced director nominees.  The recommendation of this leading, independent proxy advisory firm further enforces our belief that Sotheby’s has the right Board, the right leadership and the right strategy to continue Sotheby’s record of success and deliver additional shareholder value now and into the future.

To follow the Glass Lewis recommendation, Sotheby’s shareholders must vote on the GREEN proxy card today FOR ALL of Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

Sotheby’s shareholders are reminded that their vote is important, no matter how many or how few shares they own.  If shareholders have any questions, require assistance with voting the GREEN proxy card, or need additional copies of the proxy materials, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC 470 West Avenue Stamford, CT 06902 203-658-9400 or 800-279-6413

Forward-looking Statements
This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com
Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko
Morrow & Co. LLC | 203 658 9400 | Joe Mills / Tom Ball

1 Permission to use quotations neither sought nor obtained.